EXHIBIT 99.2

trtc-3-16-18 Phil, Mike James, Derek Peterson

Phil:	Good afternoon, and welcome to Terra Tech’s fiscal year 2017 financial results conference call. A replay of this call will be available at www.smallcapvoice.com and will be archived on the investor relations section of the Terra Tech website. Before we begin, please let me remind you that during the course of this conference call, Terra Tech’s management may make forward-looking statements.

These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. These risks are outlined in the risk factor section for FCC filings. Any forward-looking statements should be considered in light of these factors. Please, also note as a safe harbor, any outlook we present as of today, management does not undertake any obligation to revise any forward-looking statements in the future.

With me on the call today are Mr. Derek Peterson, Terra Tech’s chairman and chief executive officer, and Mr. Michael James, chief financial officer. With that, I’d like to now turn the call over to Derek. Derek, please go ahead.

Derek Peterson:	Hey, Phil. Thank you. And thank you everybody for taking the time to join us today as we discus Terra Tech’s 2017 fiscal end year results. And, also, like usual, want to provide an operational business update for everybody as well. We have on the call, as Phil has said, Mike James, our CFO, is gonna do a little bit of a deeper more educated dive into the financials than I will give you. And he’ll start in a little bit after I’ve gone through some of the operational progress we made in 2017.

And, first off, sorry for the delay from Thursday to Friday for filing. The real reason behind that was is we had to file two years. So we filed our – we had to audit our 2017 numbers, but we actually had to go back and reaudit our 2015 numbers. The auditors we used back then lost their PCAOB status, so we had a new firm come in, reaudit the financials for ‘15, and had to do a ‘17 audit over. So it was a pretty heavy lift for us, and we slid into home here.

So thank you for the patience on that, and, again, sorry to rescheduled everybody’s time and energy for listening in today. 2017 recap, we make significant headway, executing on our strategy to position Terra Tech as a player in the multibillion dollar legal cannabis market. Our Bloom retail dispensaries and wholesale high-grade, I-V-X-X as we call it, IVXX internally, flowers and oils has emerged as a leader in California and the Nevada markets cementing our reputation as a premium brand, but also driving rapid revenue growth for the company over the past several quarters.

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trtc-3-16-18 Phil, Mike James, Derek Peterson

Quick summary of the results. We did 11 million in revenue for the quarter. That’s a 54 percent increase compared to the prior quarters prior year. In terms of our fiscal year performance, we reported 36 million in full year revenue compared with 25 million in 2016. So an increase of about 11 million in revenue. This was driven primarily from the cannabis segment, which we saw 127 percent year-over-year revenue growth increase from compared to ‘16.

And then we entered 2018 with a strong sales momentum as well. So on today’s call, we’re gonna discuss our progress across California, Nevada. I’m gonna talk a little bit about New Jersey now that it’s starting to have some conversation around cannabis initiatives there. And we’ll talk about our initiatives to grow in each of the markets for 2018.

I want to cover the 40 million investment commitment that we announced on Monday, as well as obviously the reverse split, which I think is a pretty sensitive subject for everybody across the board and explain how we’re expected to drive value creation for Terra Tech in 2018 and onward. So just a quick summary. California, as you know, adult-use sales came online January 2018. We got all of our authorizations from the state for distributing and retailing cannabis at our locations.

We have some additional stuff coming online throughout this year, which we’ll obviously have permitted with the state as those facilities through on both retail and cultivation. As you know, California is the largest state by population. We have 40 million residents and over 250 million tourists that we serve throughout the market here. But a recent report that we read from BFD analytics, it’s estimated the California sales of cannabis to hit 3.7 billion by the end of 2018, and to increase 5.1 billion in 2019.

And I’ve seen reports ranging at full development from seven to ten billion being the market size in California full bore at full capacity. Those numbers will remain to be seen but it’s a great market in our backyard that we can build economies of scale, and really build a fundamental business here. Throughout 2017, we took several steps to prepare the company for the start of the adult-use sales. We had an organic growth in the M&A strategy.

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We expect to achieve a footprint within California markets throughout 2018 that allows for us to produce 20,000 pounds of product per year of cannabis. In Oakland, let’s start there, we’re currently constructing a 13,000-square-foot cultivation facility. That will be coming online later this year. That facility, in and of itself is gonna have the ability to produce one metric ton of cannabis per year. We received a provisional cultivation permit in Q2 2017 and expect to be fully operational by mid-2018.

This location will obviously supply our Bloom Oakland dispensary, which has been operated by us since April 2016 after we acquired it, and we’ve got a great location. There, again, we’re seeing about a thousand patients a day out of our retail footprint in the Oakland marketplace. And this will, again, feed the IVXX brand through multiple stores, but it’ll be a great driver of product with low margins through our retail footprint in Oakland, California.

Santa Ana, as you know, we acquired a dispensary there. The fourth quarter was full first quarter revenues for us out the of Santa Ana location. We’ve got great brand recognition down here in the Southern California marketplace. I think people have been waiting for the Bloom and the IVXX brand to arrive in SoCal for some times. Santa Ana has created a great platform for us to be able to build a significant business down here. They’ve taken a spot leadership standpoint to be the Southern California hub for cannabis activities.

And we’re gonna fully take advantage of the permitting activities down here as well. That being said, on February 1st, we submitted applications to open two additional retail dispensaries in Santa Ana, and we expect the city to announce whether these are approved in the next couple of months. In San Leandro for some of the new people joining the call, we’ve been contracting a new Bloom dispensary, as well as an extraction facility, laboratory, and commercial kitchen.

That is currently underway. They’re gonna open up a different time. The retail facility will open up some time in May, and then we’re thinking the latter part of Q2, early Q3 for the extraction in the facility to go along with that. We think those are gonna be great facilities for us, but we’ll start to see some revenue being driven out of the retail position, we’re hoping sometime in May depending on the local and state licensing.

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M&A, in addition to our organic growth strategy that I kind of just went through, we continue to explore M&A opportunities in California as one of the larger operators in the state with the legal expertise and operational capacity. We’re really taking advantage of our size and scope, and the fact that we’re a public market vehicle for people that are looking for an exit to put together M&A opportunities for us, the pipeline for us is relatively full compared to what we’ve seen in the prior years.

And I think as the time goes on in the new environment, and the administrative and regulatory burdens are pretty significant here, we’re starting to see some exhaustion out of the longer-term operators that had a great opportunity to operate in this gray market environment, but don’t necessarily have the skillsets or appetite to stay embedded that’s got far more regulation. So, again, all of that kind of regulatory admin exhaustion had led to seeing a pretty impactful and pretty significant M&A pipeline.

In Nevada, in July, as many of you know, last July, we commenced sales of cannabis for adult-use at our four Bloom dispensaries in Nevada. Following the approval of our dual-use marijuana business licenses by the state, Las Vegas dispensaries are four of them, I mean, or three of them in Las Vegas. We have one on Decatur, one on Western Ave, and one on Desert Inn. We also have one on South Virginia in midtown Reno at a great location there.

So we have the entire Nevada marketplace very well saturated from both a retail perspective, and, again, I’ll talk in a minute how we’re ramping up our commercial cultivation and extraction backbone in that state as well. One thing that is to be noted, in the last six months of last year, so from July to the end of the year, when medical – or when adult-use kicked on in Nevada, we’re actually running into a positive just in our retail stores.

So if you look at our retail stores and carve that out from the rest of the overhead of the company, we’re EBITA-positive for the last six months of 2017. And that was kind of one of our core focuses originally was let’s go on an M&A spree. Let’s go on our organic growth spree. We’ve gotta build up our compliance departments, build up our legal departments. All of that build up bonified with a Capex on a personnel level, obviously, comes with a significant amount of spending.

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But we did that so we could obviously have the backbone necessary to bring in new stores, bring in new retail facilities, bring in new cultivation and extractions, so they’d be able to plug them into our regulatory framework so we can operate in a compliant manner. But our goal and objective was to make sure that these subsidiaries, in and of themselves, are operating on a cashflow-positive/EBITA-positive standpoint.

That way down the line, our broader corporate strategy is after we scramble for market share, and scramble for growth, at some point in the not too distant future, we can say we’re gonna begin to start to slow growth. Let’s start to lean out. Let’s start to cut some of the government relations. Let’s start to cut a little bit in our lobbying legal efforts, and then really turn on the cashflow machine at that point in time.

And so that was nice for us to be able to see that a lot of the processes and protocols and marketing that we put in place have resolved in EBITA-positive performance for our retail facilities for the last six months of last year. In addition to that, again, one of the important things for margin expansion is to make sure we have our own cultivation and extraction. And as you know, we completed the construction of a new 30,000-square-foot cultivation facility in Sparks, Nevada.

And, also, a 15,000-square-foot cannabis extraction facility in Reno, not too far away from the cultivation. And we did that one in a joint venture with New Leaf. New Leaf, as some of you may know, and many of you don’t, they also offer two retail dispensaries; one in Las Vegas, and one in Lake Tahoe. Not in our same market out there, but it’s a great complement to us. It gives us an additional two stores within the family to be able to push the IVXX product through to be able to have the business component for us.

New Jersey. So we obviously have our Edible Garden footprint back there. We have our five-acre Dutch style, fully-automated greenhouse facility that we produce the Edible Garden brand of produce that we disseminate in a couple thousand retail stores throughout the Northeast/Midwest. And, now, we’ve migrated some of that penetration out to the California and West Coast markets.

And, again, we’re starting to ramp up additional exposure throughout markets. We have taken a lot of steps last year to streamline our operations. And as I said last year, one of the things we wanted to do was cut out the flower production component of the company. Even though that provided a handful of millions of dollars a year in revenue, the margins were extremely low. And one of our core focuses, as I said in the prior calls, it to make sure we have significant margin expansion in the upcoming years.

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trtc-3-16-18 Phil, Mike James, Derek Peterson

And so even though it as a nice revenue number for us, it actually drew down the consolidated growth margins. So we made the decision to exit out of that business. And so when we exited out of that side of the business, it obviously caused for us to lose some of that revenue momentum. But it was the right thing for us to do at the time to focus just on the core business, which was the produce.

So gross margins went up. The revenue went down in that division a little bit now. It was strictly because, again, we migrated out of the flower business to focus on the core produce business, and, also, to make sure we’re positioning ourselves for the future. Cannabis opportunities are going to hopefully expose themselves in the state in the upcoming couple quarters. We have expanded our range of products sold. We introduced butter lettuce. We introduced our snippets line.

Our growth plan is supported by an expanded marketing campaign for the edible garden products, and the company, right now, is constructing a major new pack house on a property in New Jersey to distribute salads and leafy greens and cut produces for Edible Gardens. So that tying into the New Jersey cannabis opportunity, people asked of years, you know, why did we go into the farming side.

And, originally, again, it was done as a hedge that if we woke up one morning, and the federal government decided to shut the cannabis industry down, that all of our eggs weren’t in one basket. That hedge has worked out to be a complementary business segment from a handful of standpoints, one of which was optics.

You know, one of the reasons I think we were so successful in the Nevada marketplace for getting permits was because we had existing relationships with Wal-Mart, and Kroger’s, and companies like that, and we ran a significant facility that was GFSI-certified and USDA organic. And that really separated and segregated ourselves from the competition in the Nevada marketplace. And, again, so that hedge for us became a complement to us.

And, now, hopefully, even more so as we work in Nevada on the legislation, the regulatory environment that’s shifting over there now with Chris Christie out, and the entering of Governor Murphy that’s made it a significant stand on his campaign to legalize adult use cannabis in New Jersey. So, first and foremost, the first thing they’re going to do is expand, rapidly, the medical program by the issuance of additional licenses and cultivation extraction in retail.

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While that’s happening, the secondary approach is to get some framework for regulation around adult use within the state. The beauty of us is we have existing infrastructures that we’ve set back there. We have corporate offices. We have HR. We have admin. We obviously have the Capex of the facility that we built back there. The pack house could come in to potentially host an extraction facility.

So at the end of the day, we’re relatively ramped up to semblance of first mover advantage for a second round here, and we’re working heavily right now lobbying to guide the regulations to make sure that we have the ability to produce that product at the New Jersey facility. Financing and reverse split. So as many of you see, we’ve got lots of opportunity to build our business in multiple markets.

Our core focus, like I said, is California, Nevada, and New Jersey right now. We’ve made significant headway aggressively investing in growth to leverage our first mover advantage in all markets. And the strategy has given us several advantages over the competition. We’ve got well-known brand names, you know, partly because we’ve got great traction media because we’re a public company. So our brands are showcased pretty frequently.

I think we had over 900 publications last year. We’ve got a wide geographic footprint. So we’re in many markets that have a high degree of tourism. We’ve got 45 million people that travel in and out of the borders and barriers of Nevada; 250 into California. So having that embedded infrastructure in those key markets exposes our branding to people globally, which is a great opportunity for us to get brand exposure.

We’ve got, you know, again, publicity-positive media coverage. We’re now beginning to start to develop some economies of scale as our growth increases from a buying power standpoint, whether it’s packaging or actual product, we’re able to leverage our multiple locations in the fact that we’ve got exposure in state and other states to get better pricing through other wholesalers, the products exist on our shelves.

And we wanted to grow. So, obviously, to grow, we obviously need access to capital, which the 40 million investment that we just talked about earlier in the week is a big component of that. So that 40 million is coming in eight tranches of five million bucks each quarter over the next 24 months. And one the main reasons we did that we scoped out what our growth and Capex requirements are over the next two years. And we may move those timelines around a little bit.

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trtc-3-16-18 Phil, Mike James, Derek Peterson

But for all practical purposes, I never want a giant tranche of capital coming into the market from a share standpoint, and putting too much pressure on the market, which is why we normally like to kind of space out these tranches so there’s never any big conversions in any big stock sales hitting in any short period of time. We mentioned previously that we were gonna do a reverse split in conjunction with either a capital raise or an up listing, or any kind of a major transaction that would affect a reverse split in conjunction with the financing to increase our share price.

So we did the financing for an handful of reasons, which I’ll touch on in just a minute. But the capital raise essentially provided the company with enough growth capital to execute on the business model over the next 24 months. We believe these steps will fuel the growth of the company and help create value for shareholders. So one of the main catalysts for the reverse split, and, again, it’s a confusing thing for a lot of people. And it’s also a scary thing for a lot of people.

But I wanted to kind of simplify it from some of the kinds of more novice shareholders that may be on the call today. But one of the main reasons we did that was access to capital. You know, there’s still a negative stigma that exists for a company that’s a penny stock. It doesn’t matter if another stock has a 50-million-dollar market cap. If they’re $5.00 a share, there’s just a lot of people that see that as a better company than a 30-cent-a-share company, even though our market cap may be ten times the size.

And I think a reverse split a lot like a pizza, and I hate to trivialize it like that, but I can order a pizza with eight slices; I can order a pizza with six slices; I can order a pizza with two slices. At the end of the day, I still have a full pizza. So the economics maintain the same thing, but we did it again for the ability to have access to capital. We saved about 20 percent in costs on this major capital investment that we’re bringing in versus the prior tranche that we’ve done.

So the capital is coming in far more forwardly than the capital that we’ve done in the past. We’ve also been getting word from shareholders that broker dealers have been borrowing access to penny stocks in the cannabis space. So, you know, the other buying area, you know, intention with this was to make sure that people had an easier time to trade in the stock, and it opened up potentially more options and opportunities.

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trtc-3-16-18 Phil, Mike James, Derek Peterson

The other real issue that we had was we leverage our stock, as you’ve seen, with the Santa Ana acquisition and the Oakland acquisition for an M&A strategy. What we’ve been running into a few scenarios are people that didn’t want to take stock for a penny stock. So they just – there’s just this kind of, you know, it doesn’t really have commonsense behind it, but there’s a lot of people that just don’t want to take stock for a company that’s under a buck.

The optics of that causes a problem in a couple potential M&As that we were trying to close on because they were just scared about taking a penny stock. So part of it is an optical improvement, and part of it is access to banking. One of the things the banks do when they do due diligence on us is look at our stock and look at our capitalization, and all those types of aspects. And penny stocks, again, probably the negative connotation.

And so one of the other binary reasons and intentions behind this, on top of the other ones that we listed was to be able to secure additional banking relationships, and just having the optics of being a more mature company. But the real initiative behind this, as many of you’ve seen with the listing of Kronos, and the intended potential listing for Canopy Growth, and others that have that have an interesting to list on the NASDAQ, is to make sure we are absolutely prepped for an up listing.

And this was the only component – if you look through the different standards of potentially up listing, we met every single standard across the board, with the exception of the price-per-share. Now, I don’t know when the NASDAQ or the NYFC is going to allow a company that’s touching the plant to list on the exchanges. But I can tell you this. I want to make sure we are the first company in the state that’s touching the plant that has the ability to up list.

And so if they open the door to the party for us, I want to be standing on the front door in the tuxedo. I don’t want to be at home getting ready. So the big reason that we did this is to make sure that we have the company completely positioned at this point in time for a potential up listing. And that was the other driver behind doing and conducting the reverse split. So I’m gonna probably be digging a little bit deeper into that in some of the questions and answers because I know a lot of people had questions around this. But before I do that, I’m gonna now turn the call over to our CFO Mike James, who can just do a little bit of a deeper dive and review with the financials. Mike, the call is yours.

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trtc-3-16-18 Phil, Mike James, Derek Peterson

Mike James:	Thank you, Derek, and good afternoon, everyone. I will now provide you with a summary of our fiscal 2017 results for the more detailed results, please refer to the press release that we issued earlier today, which is post on our website, along with the form 10k filed with Securities and Exchange Commission. In addition, please note that we compile our financials under US Gap, including our non-operating expenses.

For the fiscal year ended December 31, 2017, we generated revenues of 35.8 million compared to 25.3 million for the fiscal year ended December 31, 2016, an increase of 10.5 million or 41.4 percent. The increase was driven by sales in the cannabis segment, which increased a 127.4 percent due to the higher sales from the company’s four Nevada-based Bloom dispensaries. It was partially offset by lower sales from Edible Garden due to the discontinuation of sales of its low margin floral products.

Revenue from the fourth quarter, ended December 31, 2017, was 11.01 million, a 54-percent increase compared to 7.13 million a year ago. Our gross profit for the fiscal year ended December 31, 2017 was 5.48 million compared to a gross profit of 2.57 million for the fiscal year ended December 31, 2016, an increase of 2.9 million, or 112.9 percent. Our gross margin percentage for the fiscal year ended December 31, 2017 was 15.3 percent compared to 10.2 percent for the fiscal year ended December 31, 2016.

The increase in gross profit margin percentage was attributed to the cannabis segment, which had 4.9 million and 1.5 million gross profit for the fiscal year ended December 31, 2017, and 2016, respectively, or 16.4 percent and 11.7 percent gross margin for the fiscal years ended December 31, 2017 and 2016, respectfully. The Edible Garden herbs and produce segment gross profits decreased from $979,000.00 for the fiscal year ended December 31, 2016, to $490,000.00 for the fiscal year ended December 31, 2017 due to the expiration of the floral product contract.

Gross margins at Edible Gardens increased slightly to 8.6 percent in the fiscal year ended December 31, 2017 from 8.2 gross margin in 2016. Selling general and administrative expenses for the fiscal year ended December 31, 2017 were 25.4 million compared to 20.7 million for the fiscal year ended December 31, 2016, an increase of 4.6 million or 22.4 percent. The increase was partially offset due to an increase in salaries due to the new hires associated with the Bloom dispensaries and an increase in accounting and compliance personnel costs.

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trtc-3-16-18 Phil, Mike James, Derek Peterson

Other expenses include an increase in depreciation expenses due the fixed assets placed in service for the Nevada dispensaries. We realized a net loss to Terra Tech of approximately 32.68 million or 71 cents per share for the fiscal year ended December 31, 2017, compared to a net loss of 26.92 million, or $1.04 per share for the fiscal year ended December 31, 2016.

Expenses that contributed to this loss include a loss on the fair market valuation of derivatives of 3.49 million, a loss from the extinguishment of debt of 7.14 million from the conversion of debt into equity, and the loss on the fair market valuation of contingent consideration of 4.43 million offset by the gain of the segment of contingent consideration in the amount of 4.99 million.

Now, turning to the balance sheet. On December 31, 2017, we had a cash balance of approx. 5.45 million compared to a cash balance of approximately 9.75 million on December 31, 2016. We had no short-term debt as of December 31, 2017 compared to approximately $564,000.00 as of December 31, 2016. Long-term debt increased from approximately 1.4 million to approximately 6.6 million as of December 31, 2017.

Stockholders equity for the fiscal year of 2017 amounted to approximately 76.8 million compared to 52.2 million as of December 31, 2016. Subsequent to the quarter end, the company announced that it had secured a 40-million-dollar line of credit to be made in eight tranches of five million dollars each over 24 months. And as of March 16, 2018, the company has received five million dollars under this line of credit. Now, I’d like to turn the call back over to Derek for some closing comments.

Derek Peterson:	Hey, Mike. So thank you. In summary, shareholder equity went up 75 million up from 52 million for the same year prior. In 2017, the cannabis segment, it contributed 84 percent of total revenues, and that was 120 percent increase year-over-year. Our strong revenue growth is validating our strategy. We’re encouraged by the strong results we reported this year, as well as the operational achievements. I look forward to continuing to grow the business and the value for the shareholders over 2018 and beyond.

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We’re continuing to make improvements in corporate governance. And as mentioned, the fund for expansions, we have secured 40 million of estimate commitment to be made in eight tranches of five million over the next 24 months. All this capital is gonna be directed towards the buildout of our cultivation extraction retail infrastructure in California, Nevada, as well as New Jersey. Giving us also some flexibility and capital to leverage the M&A opportunities and ramp our sales and marketing strategies as well.

So where have we spent our money, and where are we going to spend our money? So in New Jersey, for example, we built ourselves a significant footprint across the country. I just want to kind of itemize that because I know we have a lot of new shareholders on the call. We went from 50,000 to 115,000 over the course of a little over a year. So I want to make sure everybody understands what kind of our geographic footprint right now looks like.

So we’ve got a 250,000-square-foot fully glass, fully automated cultivation facility in New Jersey that we grow produce. Again, our intention there is to open up retail dispensaries in New Jersey. Obviously, a big cultivation and extraction backbone on our facilities back there, leverage our current infrastructure, and reduce our time to market. So our hope is opening up multiple retail dispensaries, and obviously having the cultivation extraction backbone utilizing the existing footprint we have in the New Jersey marketplace.

In addition to that, in Nevada, we’ve got four retail dispensaries, three in Las Vegas, one in the Reno marketplace. We’ve just finished a 30,000-square-foot cultivation facility, and we’ve got a 15,000-square-foot extraction lab to produce the concentrates, oil lines, and those types of things for the Nevada marketplace. Again, not only for our stores, and New Leaf stores, but also for all the retail storefronts in multiple marketplaces throughout Nevada.

There’s the potential that they’re gonna issue additional permits in Nevada for additional retail locations. We’re not sure what’s going to happen with that just yet, but we do know for certain they’re only going to issue those permits to existing owners of retail dispensaries, so we’ll be able to maintain our market saturation and avoid outside competition from new players coming in and eroding our market share.

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We are also planning and building one of our other cultivation permits that we won in Spanish Springs, so not too far away from the existing cultivation facility. We’re in planning and design right now for the construction of a one-acre greenhouse facility. Again, the benefits of greenhouse cultivation is the cost to productions are a lot cheaper. It provides a tremendous amount of feedstock for our traction line so we can produce more edibles and concentrates, and those types of things for the Nevada marketplace as well. So that’s our current footprint and our expanding footprint coming up over the next year and a half there as well.

And, again, in California, we have our Oakland retail dispensary; we have our Santa Ana retail dispensary, and we have our San Leandro retail dispensary that we’re gonna be opening up here in the not too distant future. But in condition to that, we have the large-scale cultivation facility that we’re building in Oakland right now. We have the onsite cultivation facility that’s part of our Oakland campus. It’s not gigantic, but it produces a couple million dollars of produce on an annual basis. That facility has been in operation for some time now.

But in addition to that, we’ve just purchased a large-scale facility down here in Santa Ana California. We bought an 11.5-million-dollar campus in Santa Ana, where we applied for new retail permits. And as soon as they open up the opportunity to apply for additional cultivation and extraction permits, we’re going to hopefully be building out a large-scale complex and campus down here in Southern California that will house extraction and cultivation, as well as an unbelievably located retail storefront on an very major busy intersection for us here in the Santa Ana marketplace.

So we acquired 44,000-square-feet on three acres, and we’re going through the permitting process there right now. And, again, that’ll be another use of capital over the next year and a half to build all these facilities out, so that we can obviously expand our cultivation and footprint our extraction footprint and be able to have enough product out there to service our existing retail footprint, but also to have a strong wholesale presence in the marketplace throughout California.

In addition, officers and directors have signed lockups to not sell any of their stock for one year. I’m not sure everybody has seen that. But we certainly are committed to align ourselves with shareholder value, and that was one of our commitments to shareholders that we’re taking out any sales over the next 12 months for officers and directors of the company. So with that, I think it’s a good time, Phil, I’m gonna hand the call back over to you, and we can dig into – I think you probably have a pretty robust list of questions to attack.

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Phil:	Yeah. First question: “Post reverse split, how many shares are now outstanding and fully diluted?”

Derek Peterson:	Mike James, do you have the exact number on that?

Interviewee 2:	Yes, I do. For everybody, it appears on the first page of the 10-K, but the number is 65 million, 319 thousand, 183. On a fully diluted basis, we have 68.7 million.

Derek Peterson:	How’s that for an exact answer, Phil?

Phil:	Perfect. Okay. “With the weekly capital raise, can you go into detail as to how you plan on using the funds from that financing? Is it for M&A, new dispensaries, etcetera?”

Phil:	Yeah, and I ran over that a little bit. So, obviously, we’ll be putting some money into the New Jersey marketplace if we’re able to get retail permits there for the construction of a retail facility. Your average retail facility for the ten improvements, and the security, and all the other things is anywhere from $700,000.00 to a million bucks to build out a 4,000 or 5,000-square-foot retail facility, so everybody gets the economics behind that depending on the condition of the building prior to that.

We’ll obviously have to make some modifications to the greenhouse to be able to comply to regulations and to be able to produce cannabis products in an efficient manner. So some Capex will go into that as well. And, again, we’re finishing the buildout of the extraction facility, which should be done anytime now up in the Reno marketplace. We’re gonna be breaking ground in the not too distant future on the one-acre greenhouse in the Nevada marketplace.

And then, again, if we get additional retail permits, we’ll be hopefully opening up additional spots and locations in the Nevada marketplace as well. In California, some of the Capex, right now, is going to finishing off the other – the 13,000-square-foot open cultivation, finishing off the Capex at the San Leandro location, and then obviously whatever we get permitted for here down in Santa Ana at that large-scale facility that we purchased, we’ll have to build out an associate with that as well.

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And then we also wanted to make sure that we maintain some semblance of reserves because I said earlier on the call, we are seeing a ton of administrative and regulation anxiety, stress, and exhaustion in the California marketplace. Again, it’s been legal here for 20 years. We hadn’t had very many rules or regulations. Literally in the 24-hour period from December 31 to January 1, that paradigm has changed drastically.

And one of the core competencies for us, you know, Phil, and to whoever asked that question, is administration and regulation. Because we’re a publicly-traded company, because we have audited financials, because we put in a lot of checks and balances, and operational controls and protocols, and tracking of our processes, that gave us a competitive advantage a little bit coming into January 1.

Where we didn’t have to really stop and reinvent the wheel from an operational standpoint, while everybody else is focusing on how do we adapt to the government relations? How do we adapt to the compliance burdens and hurdles? That was, again, one of our core strengths because we’re a public company. And we’re able to focus on operations and sales at the time, where everybody is, again, exhausted out of the admin and regulatory side of the equation.

But that has also led to a very robust and full pipeline of opportunities. So there are now a lot of operators that have been in the space for five, ten, fifteen years, which are looking to exit out, which is a great opportunity for us to leverage our capital structure and balance sheet to be able to accomplish that as well. So a tremendous amount of energy to rolling up into California. But it isn’t as easy as everybody thinks.

So one of the things that we need to make sure when we buy a company is that they have books and records that are auditable. We can’t just bring in any company because if we bring in any company, and their books and records aren’t up to GAP standards, we’ve got a problem, right. We can’t audit it. And if we can’t audit it, we can’t file. So the pool of potential opportunities isn’t as great as what, say, it would be for a private company out there.

But at the same time, again, leveraging our balance sheet, leveraging our size and scope, and leveraging our access to capital and the fact that we have shares to issue as well, I think gives us a competitive advantage over other people that are trying to roll off in the space.

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Phil:	Perfect. “Is Terra Tech looking to build out beyond California, Nevada and New Jersey? If so, is licensing and other states on the drawing board?”

Derek Peterson:	The answer is no right now. And I say that because, again, we’ve got the six largest economy in our backyard California. I think it’s a seven to ten-billion-dollar market at full bore. You know, why I am gonna go set up operations and hire new government relations people, and hire new compliance people, hire new marketing staff, you know, rent offices, buy office furniture, have to jump on a plane and travel to a new market, when I haven’t even begun to tap the full breadth of the market that we’re already embedded in.

So the short answer, Phil, is, no, California and Nevada and New Jersey are our primary focuses. Now, if something shows up at our doorstep that looks accretive and attractive, we’re certainly gonna investigate and look it as an opportunity. But for all practical purposes right now, those are key markets. There’s hundreds and hundreds of millions of revenue and opportunity just in those markets alone, if not more than that.

And so until I feel like we’ve hit a saturation point, it doesn’t make much sense for us to kind of expand ourselves out, and I don’t want to get too far over skis. This industry is challenging, guys. I mean, it’s not easy to get up every day and work in this space. The finish line moves around all the time. The regulations change, and you think you built out some operational control, and then the needle moves on you a little bit. So we have a lot of hurdles that average entrepreneurs and average companies don’t have.

I mean, I’ll give you one example. It took us a year to secure office space for our corporate office that houses our executives and audit team. You know, we’re not growing here. We’re not producing product here. We’re not dispensing. But that’s still, in effect, of some of the negative connotation that exists out there. And so having to sit there and shop for close to a year for potential new office space comes with an opportunity cost.

And I could give ya, you know, 150 different examples of issues just like that, that come at the cost of forward momentum. So for us to jump in a new market is just adding to that kind of exhaustion on our side, and I’d rather spend that energy executing in these key markets for us. So sorry for the longwinded answers, but I do like to give some perspective on what it takes to operate in this space versus, say, technology or biotech, or some traditional business segment.

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Phil:	Okay. Next question. “How has revenue increased in the IVXX brand for prefilled cartridges, and is that a market that you see as a growth opportunity?”

Derek Peterson:	Yeah, I mean, absolutely. I mean, the wholesale brand to me is one of the most important opportunities. I mean, if you see what happened with Constellation brands’ investment into Canopy Growth, and their interest in a lot of the other people, it isn’t for necessarily the brick and mortar retail dispensaries, and it isn’t necessarily just for the cultivation and extraction backbone.

It’s for the potential distribution, the creation of edibles, of beverages, of other consumables at a wholesale level. So one of our primary focuses is making sure that we’ve got a significant backbone and infrastructure for cultivation extraction across those multiple states. And that our second goal and objective with that backbone is to make sure we push out as much branded high-grade product as we possibly can and build a lifestyle brand around it.

Because I don’t want end up being a commodity provider. I want to have strength and brand integrity. And the only way to do that is to obviously make sure we have a strong backbone that we can produce a significant amount of product. But to couple with that, that we put a significant amount of energy into the development and introduction of those brands, you know, utilizing the same strategy as tequila companies, to beer companies, to companies like Red Bull.

We’re not reinventing the wheel from an emerging standpoint, but we certainly are putting the time and energy into capital behind putting the infrastructure because we think that is literally one of the most important segments, if not the most important segment of the company.

Phil:	Perfect. “How many new retail dispensaries do you anticipate opening in 2018? Where will they be, and when do you expect them to open?”

Derek Peterson:	Yeah, I wish I could get a lot more clarity on that, but so much of this is regulatory-driven. We were anticipating being able to drop, you know, retail cannabis permits in Santa Ana for additional spots there, you know, in November and December last year. You know, and then what happens is the can gets kicked down the road, and legislation moves, the regulation gets redrafted and drafted.

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So as much as I’d love to put together a timeline, we are somewhat at the burden of the regulatory and legislative process, and multiple jurisdictions. So I hate to gauge what government is going to do on a daily basis in this chaotic world that we now live in. But I can tell you that one of the things that we’re spending most of our energy is exposure in these multiple marketplaces.

So we know where we want to be in Jersey. You know, we know we want to be over the border from New York, and Hoboken and Jersey City, and those types of places. And, California, we want some exposure down in the San Diego marketplace, and we want exposure, West Hollywood is gonna be opening up application processes soon. We want to apply there. We want some Los Angeles exposure. I’d like to be in San Francisco. So those are the areas that we’re looking at for retail penetration.

I’d like the cultivation and the extraction to be as consolidated as possible, so instead of multiple small facilities, I want one of these large mega campuses, which is why we spend 11.5 million bucks on a three-acre, 44,000-square-foot facility down here in Southern California, so we can achieve economies of scale in one market that’s a stone’s throw away from corporate.

So tighter controls, tighter operations, and better transparency into what’s going on in today’s day-in and day-out basis. So that’s kind of what our broad exposure looks like right now, then obviously getting the greenhouse operation up and running in Nevada is a primary motivation as well.

Phil:	Perfect. “It is my understanding that most, if not all of the land that Terra Tech farms is leased land. At the end of the first year, it is renewable for three years. What guarantees that after developing the facilities, the leases will continue to be renewable?”

Derek Peterson:	Yeah, we had all different leases on all different facilities, and they all have some decent long-term extensions associated with them. So one of the reasons we bought the building down here in Southern California in Santa Ana is we knew were gonna dump millions of dollars into it. And I don’t want to dump millions of Capex into somebody else’s facility.

So we do own some – we do own one of the buildings in Nevada, our Reno building, we own that one, and we will be buying additional buildings if the Capex is above a certain benchmark. Retail dispensaries, I normally don’t mind leasing. It’s tenant improvements in there. We normally structure long-term leases, and we normally put broad extension parameters on those leases, so we’ve got some significant staying power in the markets that we’re at.

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So we feel comfortable where we sit from a lease standpoint right now, but again, you know, we made an major acquisition and a building footprint down here in Southern California to accommodate this campus that we wanted to build because we didn’t want to put millions of dollars into somebody else’s facility. So we try to make those strategic decisions on a case-by-case basis, and part of them depend on what the other opportunities are at the time.

Part of them depend on what our access to capital or liquidity looks like at any given time. So sometimes the decisions are economics, and sometimes the decisions are strategic. But in a perfect world, we want to make sure that we’re dumping millions of dollars into the facility that we own that facility. And a lot of our leases have lease options associated with them as well.

Phil:	“Can you tell us how sales are going in California for January and February?”

Derek Peterson:	I mean, I can’t give you any numbers. I can tell you it was a little bit of a rough start for January and February. I will say that. And the reason is because you had all these people existing in the gray market prior to that. Right. You have gray market manufacturers, you know, extract makers, cultivators, and significant gray market retailer dispensaries.

As the clock rolled over from December 31st to January 1st, you had a lot of people that had their act together. They walked in January 1st with their permits in their hands, but you had a lot of people that did not. So a lot of the people that we normally did business with didn’t get their distribution and cultivation and extraction permits from the state at that time. And we were not able to procure product from them for a period of time until they got their act together. The same thing on the retail side.

So we heard wholesale distributors and manufacturers out there that were in 700, 800, 900, 1,000 retailers that were in 15 of them. And I want to say it was mid-February and late February. There were only 150 licensed retailer dispensaries. So every other retail dispensary in California was operating in a gray market capacity. So it created this weird paradigm for a period of time that’s beginning to level itself out as more and more people get licensed on the retail side, and more and more people get licensed on the wholesale side.

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But it was that period of time where people didn’t know who they could necessarily do business with. And if the proper people weren’t permitted, sometimes those relationships were put on hold for a period of time. One thing that we did that we anticipated that this might happen to a certain degree, we bought, like we did in Nevada, the month before recreational legalization kicked on, we bought a – what we thought was maybe two to three-month supply of additional products so we weren’t bogged down by that.

So it didn’t affect it as much as it affected everybody, but the biggest issue has been the additional tax burden. So we’re going through this period of time now where they’re starting to enforce and shut down the gray market shops, sending out ceases and desists, working with local authorities to shut down the gray market shops that aren’t licensed. The competitive issue with that is we have all these tax burdens, they don’t.

They don’t pay HR. They don’t pay workman’s comp. They don’t pay local taxes. They don’t pay state taxes, and these gray market shops were able to sell product at a cheaper price point than we are while maintaining our margin integrity. So that’s been a bit of a balancing act. I don’t need to get to into the minutia, but it was a weird period of time for January and February. Things are starting to level out right now. The industry is starting to normalize.

And, again, and I was really surprised that the bureau is beginning to crack down on the unlicensed dispensaries. I just thought with the administrative and regulation exhaustion, that they wouldn’t get to that until 2019. So I love that that’s happening already. So this is gonna be a year of, you know, shedding the old environment, and gravitating to the new environment.

Phil:	Okay. “Do you plan to buy farms in Canada, as cannabis there will be legalized soon?”

Derek Peterson:	No. [Laughter]. For all the reasons I said before. No, we’re not gonna – I’m not gonna jump into Canada right now. As I said, we’ve got our hands full right now with the opportunities in front of us.

Phil:	Okay. “Can you explain the lockup of shares that the insiders have recently done, and can you confirm that the insiders who sign lockups are still bound following the reverse split?”

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Derek Peterson:	Yeah, we signed lockups. Everybody signed them at a little bit of a different time. So I think I signed mine in December. Some signed in January, and that type of thing. So it was a 12-month lockup. Just promising to our shareholders we wouldn’t liquidate any of our Terra Tech stock in that timeframe. And so, yeah, we’re committed to that. That won’t be something that we alleviate from because we think this is a big year for growth for us.

So I’m looking at it from selfish standpoint. I’m looking at it from the perspective of I see what’s happening with Kronos. I see what’s happening with these other Canadian companies that are trading with these multibillion dollar market caps with a revenue base and an asset base that’s nowhere near what we have. And I think a lot of that overhang is due to the federal issues, and the dichotomy between state and federal law.

And so, you know, you’ve seen sales from insiders over the history, and we’ve done that for all different purposes. You know, what I hope our shareholders understand in the past when we’ve had to sell, whether it’s for phantom income taxes, other taxes, or just general security, we work in an environment where we’re personally affected by the job that we do.

I’ve lost my personal bank accounts. I’ve lost my ability to get insurance. I’ve lost – you know, we’ve lost our kids’ college savings plans. We’ve been kicked out. Our retirement plans have been kicked out. I mean, I’ve had credit cards shut down on me, banking institutions shut down on me, personally. Forget the company for a standpoint. And I can tell you most of our officers and directors have experienced the same thing.

So the operation in this space comes at a personal cost. You know, that and scrubbing it against the reality of we could wake up one morning – I don’t think it’s gonna happen, but we certainly could wake up one morning, and the federal government could change its stance on the industry, get far more aggressive. We’ve seen some shots across the bow, and for all practical purposes, they could make an attempt to shut the industry down.

So we’ve all got children, and we’re all human beings at the same time. And we all need to make sure we’ve got some money in the bank so we can feed our family in the case that something like that happens. It’s outside the scope of anything that we could have gauged for, and certainly not something that we brought on. So for all practical purposes, we could be executing with perfection, but the opportunity could be stripped away from us. And we’ve seen it happen in gaming, you know, online gaming, you know, from a legislative or regulatory change.

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But our commitment was we want to make sure we don’t sell any stock over the next 12 months. Our commitment to the shareholders on a lot of different things that we’ve done in the past is to align ourselves from that same standpoint. We experienced the reverse just the same as every other shareholder experiences the reverse. But I’m in this for the potential up listing downstream.

And, you know, having worked in Wall Street for ten years, and Mike had worked there for 15-17 years, you know, I know it’s a matter of time before that opportunity is available to us. And I know that opportunity should come with a significant opportunity for market cap expansion over where we are now in this illegal federal environment on the OTC. And so that just put us in the position to kind of save this opportunity for downstream.

I don’t know if it’s gonna happen in 12 months, but we are certainly positioning ourselves for that. And like I said before, the analogy is I want to make sure we’re standing on the front door with our tuxedo when the door opens for the party. I don’t want to be at home still getting ready, which was the catalyst for the reverse along with some other things, and it was the catalyst for the lockup.

Phil:	Okay. “Should shareholders expect any acquisitions in the near-term? You stated your intention to do so in California, but are you considering acquisitions in Nevada or other states?”

Derek Peterson:	Yeah, so Nevada, there’s – and a couple of the key markets in Clark County, for example, they put percentage ownership limitations. You can’t own any more than ten percent of the outstanding stores that exist. So there are some markets that we’re capped in, but we’re certainly looking in other areas in Nevada where we don’t violate those covenants.

In California, there is no such covenants right now, so again, we’re on a heavy M&A spree right now and having a tremendous amount of conversations. But we have to weed through the people that don’t have books and records, and that’s a tremendous amount of the opportunities that are here. And, again, we’re also looking at the organic growth strategy of going after new permitting opportunities in key markets that we’re certainly interested.

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So nothing that I can talk about obviously today with regulation FD, fair disclosure, but, you know, as we close on these things, we certainly always announce those via AKs. But we were in a tremendous amount of conversations for M&A activities specifically around retail expansion. In those key markets that I pointed out to you: San Diego, Southern California, Los Angeles, San Francisco.

Phil:	“Can you comment on management commitment to creating shareholder value?”

Derek Peterson:	Yeah, I mean, shareholder value is always a tough one. I mean, I told you we grew shareholder equity from 52 million to 75 million over the last year. You know, we’re putting together an extremely significant footprint across the country, and I think very pivotal in key markets. We’re spending a ton of money on Capex.

We’ve built out an amazing government relations and compliance department to make sure we’re operating all these facilities, and adhering to rules and regulations, and we don’t put ourselves at risk. We put a ton of capital and energy into making certain that we can lobby and shape regulation in multiple marketplaces. And all that comes, again, with a need for capital. And that need for capital comes at a temporary cost of issuing shares, right.

There is just no other way to get capital for companies that are in our space. And I think we have very fair and equitable priced financing. We’ve got great capital partners that we’ve had for years that have traded our stock extremely well. I think a lot of the overhead burden that we’ve experienced in the stock over the last 12 months has come from using the stock for M&A activities.

So when we bought Bloom in Oakland, and we bought Santa Ana, those people ultimately put their stock in the marketplace, and convert that stock to cash. And we’re seeing what I think is the tail end of that, which brings me a tremendous amount of confidence that overhead pressure is gonna begin to disappear. But, again, for some of your newer shareholders, just so you understand, from day one, you know, none of us executives – me, Mike James, Mike Nahass, when we started the company, we went four and a half years without taking a salary.

All of 2010, 2011, 2012, 2013, and actually three quarters of 2014, we didn’t take a dime out of the company. We spent down our savings. We cashed out our IRAs, our 401(k)s. We didn’t want to put a burden on the company. That was a commitment we made to shareholders. Some of you older shareholders will know, and your newer ones won’t, we used to have what they call a preferred B share.

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We didn’t have common shares, the officers and directors. We had preferred B shares. Those preferred B shares gave us a 101 voting rights to maintain some semblance of control. But even more than that, they actually had a provision built in to the certificate of designation that said if we conduct a reverse merger, guess what? These B shares don’t reverse. And that was a – when we originally did the reverse merger of the company when we went public, that was the share structure that was originally developed.

We obviously didn’t think that was fair and equitable. And that would have – you know, conducting a reverse with that kind of provision in place would have been an unbelievable delusion to our common shareholders. So all of us B shareholders got together. We altered and amended the certification of designation to make sure that our shares were reversible. And not only that, we forced converted those shares into common.

So we don’t own preferred shares. We own common shares. And my shares and all of the other executive officer’s shares got reversed to the same calculation as everybody that’s on the phone with us today. And that was our commitment to shareholders to make absolutely certain that we align ourselves with our shareholders in every capacity. I need the stock to go up for this to make sense for me. So does Mike Nahass. So does Mike James. So does everybody else in the company.

And that was a big commitment to us to make sure that we didn’t do anything inappropriate that affected our common shareholders that have been with us for years. We also locked up our shares that we spoke about over the next 12 months, and that was a big deal as well. And if you look at the way we comp ourselves on a go-forward basis, we mostly comp ourselves from a performance standpoint using options and warrants.

We don’t give ourselves straight equity very much anymore. And we do that because when we price those options and warrants at market. And I’ll give you an example. The last issuance that we did at the beginning part of the year, I want to say was at 29 cents or so. If you convert that out to the reverse split, I think it’s about 4.34-40 a share before there is any economic value in those. So we have to perform, or that equity component on an annual basis from a bonus standpoint for us doesn’t mean anything.

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We don’t make any money from our equity allocations on an annual basis unless the stock price goes up. So that’s our commitment to shareholders. That’s been our historical commitment to shareholders. I know everybody gets upset when the stock market price goes down, but we are in a volatile sector. Every time the government comes out and opens their mouth, it causes headwinds. We had a great run into the new year. That got affected by the ripping up of the coal memo.

And it’s just the paradigm in which we live in. We’re on the OTC. We’re working in an environment that’s federally illegal. We’re not your average company at the end of the day. And we’ve been able to grow the company from the first year of being a half a million in sales to 35 million and a handful of years. And I’m pretty proud of what we’ve accomplished from that standpoint.

Has it been perfect? Absolutely not. But have we done the right thing for our shareholders? At least I wake up in the morning feeling like we have. And those are a few examples of what we’ve done over the past.

Phil:	Okay. “The NASDAQ has approved both the Canadian LP, as well as a blank check company that is look to acquire an ancillary cannabis business. Do you sense that it is possible that NASDAQ or any other major exchange would allow a company that directly touches the plant in the US to list?”

Derek Peterson:	Oh, I wish I knew, but I do want to make sure that I am the company that’s standing on their doorstep in the nicest tuxedo that you’ve ever seen, with millions and millions, and tens of millions of revenues, and tens of millions of shareholders equity and a gigantic balance sheet, and significant capitalization. I want to make it hard for them to say no, and a price per share that isn’t 30 cents.

So I wish I had a roadmap for that, but I do know it’s gonna happen eventually. It’s just a matter of when. Do we need full federal legislation for that? I don’t know. I think maybe some longstanding piece of legislation that’s like the Rohrabacher, or Bloom RI Rohrabacher–Farr amendment, but that’s something in perpetuity that doesn’t need to be renewed as a rider on the spending bill on an annual basis.

But we have friends in government now on both sides of the aisle. We haven’t had that in the past. We have bipartisan support. You’re starting to see the poll, the Gallup polls and the other polls that are coming out showing that these guys are gonna have constituent risk, and we’ve seen some of these special elections go democrat. And I think if you’re looking at Republicans right now, an anti-stance on cannabis when the majority of Americans want tax and regulation, I think is gonna come with some political risk.

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And I think they’re beginning to understand that. We’re starting to see some republican advocates that are on the kind of say more moderate side or libertarian side of the equation that are really starting to voice and stand up for the industry. And it isn’t even so much for the industry as it is, hey, support cannabis. It’s more about supporting state’s rights. It’s hard to take a stance that you’re supporting state’s rights on gun control, supporting state’s rights on abortion, immigration, you name it.

But somehow, we’re able to segregate out states’ rights when it comes to or pertains to cannabis. And, remember, most of the regulation that we see around the country isn’t done through the creation of legislation at the government level. Most of it is done through a ballot initiative. And you talk about movement of the people and movement on a constituent basis, for people to have to go out and hire and raise money to get signatures to get these things on the ballot, and ultimately have them voted for, that’s a big deal.

That is a way different paradigm than a bunch of legislators getting together like they are in New Jersey beginning to adapt regulations around adult use cannabis. That is the people really speaking. And I said this in the past, and I’ll say it again, the reason gun control is such a challenging debate is because you’re really trying to go in and affect something that somebody has, something that somebody owns inside their home.

And cannabis is something very similar to that. It’s a tangible product. You know, immigration and abortion, some of these other major issues, they’re somewhat intangible unless you’re going through that personally. But cannabis is something that people touch and hold on a very frequent basis, and when you start to talk about prohibition and pulling something away from somebody, that is where the people of this country do stand up and do voice themselves.

And when they begin to voice themselves, especially coming into a mid-term election cycle, and I don’t care whether you’re democrat. I don’t care whether you’re republican. But I can tell you this is what the people want. We’ve seen it across the board in the polls. We’ve seen it across the board in the ballot initiative. We don’t want to send this money to Mexico.

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We don’t want to send this money to South America. We don’t want to bring drugs in and send our money south. We want to tax it, regulate it, and we want to provide treatment services for the percentage of the population that does have a problem with addiction. That’s how we should be looking at the war on drugs. The war on drugs that we’ve experienced in the past has failed.

The numbers and the data points don’t lie. We’ve seen the data points coming out of multiple jurisdictions, whether it’s Colorado. And we’re gonna to start to see more and more of those come out of California and some of the other marketplaces, where we’re seeing a drop in teen use. We’re seeing a significant – an accretive drop in opiate deaths, which is a major stance for this administration. So for me, it’s a matter of time before the paradigm shifts even further.

And as we start to get more data points out there, data driven information out there on the market, I think that will continue to help to sway voter sentiment. And that voter sentiment is ultimately, to me, what’s gonna tip the scales in our favor downstream. Again, I don’t whether that’s 12, 24, 36, 48 months, you name it. But the snowball is growing, and the momentum is beginning to grow. And I think this is a pivotal year for us, which is, again, why I wanted to position the company for potential up listing. Sorry for the longwinded answer.

Phil:	Last question. “I see there are a number of Canadian canna is companies who don’t have nearly as much revenue as Terra Tech but have much larger market caps. Can you please explain why that is?”

Derek Peterson:	Welcome to my frustration. So [laughter] I don’t know. I mean, the only thing I can say is that perhaps they’re operating in an environment that’s federally legal. They don’t have a government that’s in a DOJ that’s bent on shutting them down. And that’s a big consideration for people. So I think that keeps a cap on the equity markets in the US, but I think that also creates a tremendous amount of opportunity for people that don’t care about the liquidity and price movement over the next six, 12, or 18 months, but care about this for a longer-term play when those things sort themselves out.

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In the meantime, again, we’re building out the biggest infrastructure, and putting a tremendous amount of energy into our brand recognition, it’s absolutely possible to position ourselves for that timeframe. But at the very minimum, it’s certainly given us some optics of what the appetite is for investment out there in the space, right. And so I think, ultimately, if we end up on the NASDAQ and we end up on the NYFC at some point in time.

And there’s gonna be a lot of capital chasing very few opportunities in this space. And I’ve seen that on my experience in Wall Street. And when that happens, you start to get these parabolic moves, and you start to get institutional investment and those types of things. So it’s frustrating to see that they’re capitalizing themselves to agree that they are.

But at the same time, you know, it’s nice to see because we’re seeing momentum in the space in another marketplace, and it provides the validation point for what I had expected to happen here in our country. But I think it will happen to a bigger degree here. So, again, we’re putting a lot of our emphasis and attention to making sure we’re completely positioned for an up listing so when that opportunity does present it selves, we can execute on it quickly.

In the meantime, I’m gonna capitalize the company as cheaply as possible, with an eye towards dilution. But I’ve gotta build out a footprint. You know, and if people don’t have the staying power, this company isn’t for everybody. Investment in this space isn’t for everybody. So people need to make sure that they’ve got a longer-term vision for this space just like we do from a management standpoint.

We know it’s gonna take time to execute on our vision, ultimately, but our vision is simple. We want to have a premiere brand of retail dispensaries, and a premiere brand of wholesale products, period, exclamation point. We want to make sure we execute those brands in what we believe are the key markets right now for potential future expansion into other markets.

Phil:	Okay. That is all for questions.

Derek Peterson:	Well, again, I want to take a minute to thank everybody. I don’t know what our shareholder account is up to now, but it’s been astronomical. And I know the reverse has been a huge, huge concern for a lot of people. And it’s a scary thing to go through. But I’m committed and the management is committed to executing. We’re not going anywhere. We’re pushing this thing through as fast and as furious as possible.

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trtc-3-16-18 Phil, Mike James, Derek Peterson

We work countless hours on a day-in and day-out basis to make sure that we’re building the company in the most beneficial manner. Like I said, we’ve certainly made mistakes. We’ll probably make some more. There’s no playbook for doing this. There’s no, hey, let’s look at what Facebook did and replicate that. I mean, we are literally building the map while we’re riding down the road at the same time.

And I’ve used the analogy, we’re jumping out of an airplane to try to figure out how to build a parachute on the way down. And there’s a tremendous amount of truth to that. So thank you for the confidence. Thank you for enduring all the ups and downs. I want to thank you to our independent board members as well of taking us through this audit process. I want to thank NGO, who are our public account auditors.

This was a very challenging audit for us. I want to thank our audit department, who’s been working countless hours of doing both those 2016 and 2017 at a time where an accelerated filer with a very short shot clock. So now that this is behind us, we can wake up Monday morning – actually tomorrow is Saturday. We’ll probably working tomorrow. We’ll wake up tomorrow morning with our time, effort, and energy going to building the business for ‘18 and ‘19. So with that being said, I’ll wrap the call up today. I want to thank everybody for their time and energy for being on the call today. Talk to you soon.

[End of audio]

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